Exhibit 10.1

PARTICIPATION AGREEMENT

Parties:

CIC Europe Holding B.V. (the "Company")

Reunite Investments Inc. ("Reunite")

Asiarim Corporation ("Asiarim")

and

The Management-Shareholders of the Company
("Management Shareholders")

Agreement dated 1 September 2009

PARTICIPATION AGREEMENT

Parties:
I.

CIC Europe Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands and registered with the chamber of commerce under no. 24387249 and having its principle offices in (7573 PA) Oldenzaal (The Netherlands) at Haerstraat 125, hereby duly represented by its President & CEO Mr. Ben van Wijhe and its Chief Operations Officer Mr. Eugene van Os (hereinafter called: the "Company"); and

II.

Reunite Investments Inc. (formerly named Commodore International Corporation), a publicly listed company with limited liability incorporated under the laws of the State of Colorado (USA) and registered with the Secretary of the State of Colorado under number 19991089075, having its principle offices in Laguna Woods (USA) at 24338 El Toro Road, hereby duly represented by its President & CEO Mr. Ben van Wijhe (hereinafter called: "Reunite"); and

III.

Asiarim Corporation, a public company (OTC BB; symbol: ARMC) with limited liability construed under the laws of the State of Nevada (USA) and registered with the Secretary of the State of Nevada under no. E0448892007-6 and having its principle offices in Hong Kong (China) at 1601 16/F Jie Yang Building, 271 Lockart Road, Wanchai, hereby duly represented by its President & CEO Mr. Te Hwai Ho (hereinafter called: "Asiarim"); and

IV.

Mr. Ben van Wijhe, a private person born in Apeldoorn (The Netherlands) on 3 December 1965 and residing in (2716 PL) Kring van Dorth (The Netherlands) at Wittendijk 15 (hereinafter called: "Van Wijhe"); and

V.

Mr. Eugene van Os, a private person born in Rotterdam (The Netherlands) on 16 February 1966 and residing in (49835) Lohne-Wietmarschen (Germany) at Lohner Flugplatzstrasse 2 (hereinafter called: "Van Os");

The Company, Reunite, Asiarim, Van Wijhe and Van Os are hereinafter being referred to collectively as "Parties" and each individually as "Party".

take into consideration:
relating to Commodore International B.V.
A.

Commodore International B.V. (hereinafter called: the "Brand Owner"), a limited liability company construed under the laws of The Netherlands and registered with the chamber of commerce under no. 16088897 and having its principle offices in (3941 ZS) Doorn (The Netherlands) at Driebergsestraatweg 27, is holder of the trademark 'Commodore' and various other intellectual property rights relating thereto (the "Commodore IP Rights");

B.	All of the outstanding shares in the capital stock of the Brand Owner are currently held by:
(i)

Nedfield Holding B.V. (hereinafter called: "Nedfield"), a limited liability company construed under the laws of The Netherlands, registered with the chamber of commerce under no. 16081437 and having its principle offices in (3941 ZS) Doorn (The Netherlands) at Driebergsestraatweg 27. Nedfield currently holds 51% of the outstanding shares in the capital stock of the Brand Owner (hereinafter called: the "Nedfield C= Interest"). The Nedfield C= Interest was acquired by Nedfield by a purchase and transfer evidenced by a deed of a civil notary executed on 26 September 2008, in accordance with a share purchase agreement dated 9 September 2008 (hereinafter called: "SPA1"); and

(ii)

Reunite currently holds the remaining 49% of the outstanding shares in the capital stock of the Brand Owner (hereinafter called: the "Reunite C= Interest"). The Reunite C= Interest was acquired by Reunite by a purchase and transfer evidenced by a deed of a civil notary executed on 10 June 2005;

C.

Based upon a share purchase agreement dated 31 December 2008 (hereinafter called: "SPA2") Reunite was obliged to deliver and transfer 24% of the outstanding shares in the capital stock of the Brand Owner to Nedfield against a consideration of seven million (7,000,000) euro. This share transfer has not been effectuated as Nedfield has not paid a part of the consideration valued at five million (5,000,000) euro;

D.	Nedfield is currently appointed as the sole statutory director of the Brand Owner;
E.

Nedfield N.V. (the parent company of Nedfield) and Nedfield have both filed for suspension of payments on 29 June 2009 and, as a consequence, Nedfield is obliged to offer the Nedfield C= Interest to Reunite, based upon and in accordance with the articles 14 and 15 of the articles of association of the Brand Owner. Consequently, Reunite will have the opportunity to acquire the Nedfield C= Interest and become the sole shareholder of the Brand Owner;

relating to CIC Europe Holding B.V.
F.

The authorized capital stock of the Company currently consists of nine hundred (900) ordinary shares each with a nominal value of one hundred (100) euro per share (hereinafter called: a "Company Share"), of which one hundred eighty (180) Company Shares are issued and paid-in and currently held by Reunite (hereinafter called: the "Reunite Company Shares"), evidenced by a deed of a civil notary executed on 24 February 2006;

G.

The Company has obligations to issue and deliver one hundred forty (140) Company Shares (hereinafter called: the "Management Company Shares") to (an entity or entities to be advised by) Van Wijhe and Van Os (these private persons hereinafter collectively called: the "Management Shareholders"), based upon their investments in and employment contracts with the Company. The Management Company Shares have already been paid-in to the Company. The Management Shareholders have advised the Company that the Management Company Shares shall be issued and delivered to the Management Holding (as defined herein), immediately upon Reunite provides a legal opinion of duly authorization to execute and deliver the deed of a civil notary required for the issuance and delivery of the Management Company Shares to the Management Holding;

H.

The Company has furthermore the obligation to issue and deliver Company Shares (hereinafter called: the "Wade-West Company Shares") to Mr. Christopher Wade-West in exchange off 100% the shares in the capital stock of SPbyD (acting as Commodore USA) (as mentioned herein); This contract has not been effectuated in full, and is subject to re-evalution;

I.

The Company, Reunite and the Management Shareholders herewith acknowledge that (i) there are no other shares of capital stock, pre-emptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital or profit rights of the Company, (ii) there are no plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, any share capital or profit rights of the Company and (iii) that the Company will not enter into any such arrangements until the transactions contemplated in this Agreement have been materialized to the full extent.

J.	The board of directors of the Company currently consists of Van Wijhe and Van Os;
K.

The Brand Owner has granted to the Company multiple licenses for making use of the Commodore IP Rights in connection with various specific products and services (hereinafter called: the "Licenses"). The terms and conditions of the Licenses are stipulated in SPA1, SPA2 as well as in a written Addendum dated 31 December 2008;

L.

The Company is engaged in the consumer electronics business by sub-licensing the Licenses to other parties, as well as to strategically invest in the capital stock of companies engaged in the sourcing, development, manufacturing, distribution and/or sales of consumer electronics products to be marketed under the trademark 'Commodore' through various distribution channels in the world. As such, the Company is and shall not be directly involved in trading and distributing products or services;

M.	The Company already concluded the following relevant agreements with respect to its business activities:
1.	|On 5 January 2009, the Company entered into a shareholders' agreement regarding the Joint Venture (as defined herein);
2.

On 31 January 2009, the Company entered into a letter of intent (including a draft trademark license agreement as sub-license for making use of the Licenses) with Mr. Anton Buvaev from St. Petersburg (Russia) regarding a joint venture company to be incorporated in Switzerland to be engaged in the sales & distribution of various consumer electronics products to be marketed under the trademark 'Commodore' in Russia (the CIS-countries);

3.

On 10 February 2009, the Company entered into an agreement and trademark license agreement with Mr. Christopher Wade-West regarding the acquisition of the shares in the capital stock of SP by Design Inc. (hereinafter called: "SPbyD"), a limited liability company construed under the laws of the State of California (USA). SPbyD is a company engaged in the sales and distribution of various consumer electronics products for resale in the United States of America and has therefore been granted a sub-license for making use of the Licenses;

N.	The Company desires to further develop and execute its business plan.
relating to Commodore Asia Holdings Limited
O.

Commodore Asia Holdings Limited (hereinafter called: the "Joint Venture") is a limited liability company construed under the laws of Hong Kong (Hong Kong Special Administrative Region, China), having its offices at Suite 1601, 16/F Jie Yang Building, 271 Lockart Road, Wanchai, Hong Kong;

P.

The issued and outstanding shares in the capital stock of the Joint Venture only amount to ten thousand (10,000) ordinary shares, of which five thousand (5,000) shares are issued to and paid-in by Asiarim (hereinafter called: the "Asiarim JV-Interest") and the remaining five thousand (5,000) shares are issued to and paid-in by the Company (hereinafter called: the "Company's JV-Interest");

Q.

On 5 January 2009, Asiarim and the Company entered into a shareholders' agreement setting forth (among other relevant matters) the terms and conditions in relation to a call option granted to the Company to acquire fifty percent (50%) of any and all of the outstanding shares (after dilution) in the capital stock of Asiarim in exchange for the transfer and delivery of the Company's JV-Interest to Asiarim (hereinafter called: the "Call Option");

R.

The Joint Venture shall (continue to) be engaged in the business of the sourcing, development, manufacturing and financing of various consumer electronics products to be marketed under the trademark 'Commodore'. For such purposes the Company and the Joint Venture entered into a trademark license agreement dated 5 January 2009 regarding the exclusive use of the Commodore IP Rights in connection with certain specific products to be distributed in Africa and Asia (a sub-license of the Licenses);

S.

In this respect it is hereby acknowledged that Asiarim has developed appropriate arrangements with major manufacturing parties regarding the market development in the USA including, but not limited to the necessary production and order financing required for the execution and delivery of various sales orders to various U.S. based CE- distributor channels.

relating to Reunite Investments Inc.
T.

Reunite is currently a holding company without operating activities and is mainly holding interest in the Company on behalf of its shareholders. Future shareholders' value of Reunite shall mainly be generated by its (indirect) interest in the capital stock of the Company and, therefore, will be substantially depending on the future growth and results from operations of the Company;

U.

Reunite requires cash funds for the completion of its restructuring program and, as such, it desires to transfer and deliver the Reunite C= Interest (and eventually the Nedfield C= Interest immediately upon its intended purchase and transfer from Nedfield) to the Company, subject to and in accordance with the terms and conditions of this Participation Agreement (here-inafter called: the "Agreement");

relating to Asiarim
V.

The authorized capital stock of Asiarim only consists of seventy five million (75,000,000) ordinary shares, each with a nominal value of USD 0.001 per share (hereinafter called: "Asiarim Shares"), of which eleven million twenty thousand (11,020,000) shares are duly issued to and fully paid-in by its respective holders.

W.

Except for any new shares to be issued subject to and in accordance with this Agreement, Asiarim herewith acknowledges that there are no other shares of capital stock, pre-emptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Asiarim any share capital or profit rights of Asiarim.

X.

Asiarim desires to participate in the capital stock of the Company on an indirect basis, subject to and in accordance with the terms and conditions of this Agreement. For such purposes Asiarim has acknowledged that it shall timely acquire of have incorporated a legal entity with limited liability construed under the laws of the United Kingdom (hereinafter called: "Asiarim UK Limited"). Asiarim UK Limited's registered office shall be situated in the United Kingdom and Asiarim UK Limited shall adopt the U.K.'s Companies Act 1985 Table A (clause 64 shall not apply);

Y.

Asiarim has acknowledged to the other Parties that it has access to sufficient financial funds based on its additional fund raising plans within a selected investor network in the U.S, scheduled in September / October 2009, required for the timely execution of the transactions stipulated in this Agreement.

relating to the Management Shareholders
Z.

The Management Shareholders requested the Company to transfer and deliver the Management Company Shares to a legal entity with limited liability (such entity hereinafter called: the "Management Holdings"). However, considering the participation of Asiarim hereunder and the subsequent (intented) acquisitions as set forth herein, the Management Shareholders (by means of their personal holdings) desire to swap their interests in the capital stock of the Company or in the Management Holding into Asiarim Shares, to be injected in their personal holdings, subject to and in accordance with the terms and conditions of this Agreement.

Parties have agreed as follows:
1.	Acquisition of the Company's JV-Interest
1.1.	Subject to this Agreement's terms and conditions, the Company hereby sells to Asiarim and Asiarim hereby purchases from the Company, the Company's JV-Interest.
1.2.

The Agreement is conditional on Asiarim completing its due diligence on the Company and Commodore International B.V. and fulfilling all compliance obligations necessary to close the contemplated transaction herein within 30 days from the date of this Agreement.

1.3

The purchase price of the Company's JV-Interest amounts to one million (1,000,000) euro, which purchase price shall be paid by Asiarim to the Company by swift wire transfer to the Company's bank account - IBAN: NL10 FVLB 0226 1469 95 (Swift code: NLFVLB2R) as soon as possible after signing this Agreement, but in any event before 31 October 2009, and immediately after receipt of the funds as result of its fund raising as stipulated in Recital Y above. Asiarim will put all its efforts to raise these funds in order to fulfil its payment obligation to the Company and it will facilitate the immediate required bridge financing of at least four hundred fifty thousand (450,000) U.S. dollars for the Company using certain assets to be agreed upon by the parties as security to the bridge finance providers. The bridge finance of USD 450,000 will be settled by Asiarim with the bridge finance providers on or before 1 December 2009. The remaining balance of the purchase price shall be paid to the Company on or before 31 October 2009.

1.4.	Immediately upon the closing of this transaction the Company shall not have any longer the rights to execute the Call Option.
1.5.	As a consequence of the transfer and delivery of the Company's JV-Interest to Asiarim, Asiarim shall subsequently hold any and all of the outstanding shares in the capital stock of the Joint Venture.
2.	Participation in the Company
Management-Shareholders
2.1.

The (personal holdings of the) Management Shareholders hereby sell and transfer to Asiarim (by means of Asiarim UK Limited), and Asiarim (by means of Asiarim UK Limited) hereby purchases and acquires from the (personal holdings of the) Management Shareholders, the (rights on the issuance and delivery of the) Management Company Shares (140 Company Shares).

2.2.

Each of the Management Shareholders herewith warrants and represents to Asiarim with respect to the respective shares held by each of them, that they have the rights and the corporate authorities to sell and transfer the full legal title to and the full beneficial interest in their respective Management Company Shares to Asiarim (by means of Asiarim UK Limited) in accordance with the terms and conditions of this Agreement, that there are no agreements, arrangements or options under which any person may now or at any time call for the sale or transfer of their respective Management Company Shares and that their respective (rights on the issuance and delivery of the) Management Company Shares are free from any encumbrance or whatsoever.

2.3.

The purchase price amounts in shares based on a conversion ratio of two third (66.66%) of the total number of shares to be issued of eleven million and twenty thousand (11,020,000) Asiarim Shares (herein after called the "Consideration Shares"), which amounts to seven million three hundred and forty-six thousand and six hundred and sixty-six (7,346,666) Asiarim Shares (hereinafter called: the "Management Asiarim Shares"), which shall be paid by Asiarim (for and on behalf of Asiarim UK Limited) immediately upon signing this Agreement by issuing and delivering these shares as follows:

(i)

Three million six hundred and seventy-three thousand and three hundred and thirty-three (3,673,333) Asiarim Shares to be issued and to be delivered to Hayden Group Limited, a company incorporated in the British Virgin Islands or any other legal entity to be advised in writing by Van Os; and

(ii)

Three million six hundred and seventy-three thousand and three hundred and thirty-three (3,673,333) Asiarim Shares to be issued and to be delivered to Clear Ray Holdings Limited, a company incorporated in the British Virgin Islands, or any other legal entity to be advised in writing by Van Wijhe.

2.4.

Asiarim hereby warrants and represents to each of the Management Shareholders that it has the right and the corporate authority to issue and deliver the full legal title to and the full beneficial interest in the Management Asiarim Shares to the personal holdings of the Management Shareholders in accordance with the terms and conditions of this Agreement, that there are no agreements, arrangements or options under which any person may now or at any time call for the sale or transfer of the Management Asiarim Shares and that the Management Asiarim Shares are free from any encumbrance or whatsoever. The newly issued Management Asiarim Shares will be subject to certain restrictions in accordance with the U.S. Securities Exchange Acts and furthermore subject to 'Rule 144' in the event that the future seller of such shares is classified as an affiliate of Asiarim.

2.5.

Upon the proper and duly issuance and delivery of the Management Asiarim Shares to the personal holdings of the Management Shareholders, the Company shall immediately issue and deliver to Asiarim (by means of Asiarim UK Limited and Asiarim (by means of Asiarim UK Limited) shall accept the issuance and delivery of the Management Company Shares, to be issued and delivered by deeds of a civil notary (to be appointed by the Company). The costs of the civil notary relating to these deeds shall be for the account of the Company. Reunite shall make timely available to the Company an appropriate legal opinion from its U.S. attorneys required for the execution of the aforementioned deeds.

Reunite
2.6.	Reunite hereby sells to Asiarim (by means of Asiarim UK Limited), and Asiarim (by means of Asiarim UK Limited) hereby purchases and from Reunite, the Reunite Company Shares (180 Company Shares).
2.7.

Reunite herewith warrants and represents to Asiarim that it has the rights and the corporate authority to sell and transfer the full legal title to and the full beneficial interest in the Reunite Company Shares to Asiarim (by means of Asiarim UK Limited) in accordance with the terms and conditions of this Agreement, that there are no agreements, arrangements or options under which any person may now or at any time call for the sale or transfer of the Reunite Company Shares and that the Reunite Company Shares are free from any encumbrance or whatsoever.

2.8.

The purchase price in shares based on a conversion ratio of one third (33.33%) of the total number of Consideration Shares which amounts to three million six hundred and seventy-three thousand and three hundred and thirty-four (3,673,334) Asiarim Shares (hereinafter called: the "Reunite Asiarim Shares"), which shall be paid by Asiarim (for and on behalf of Asiarim UK Limited) immediately upon signing this Agreement by issuing and delivering these shares to its share depot as designated and instructed by Reunite in writing.

2.9.

Asiarim hereby warrants and represents to Reunite that it has the right and the corporate authority to issue and deliver the full legal title to and the full beneficial interest in the Reunite Asiarim Shares to Reunite in accordance with the terms and conditions of this Agreement, that there are no agreements, arrangements or options under which any person may now or at any time call for the sale or transfer of the Reunite Asiarim Shares and that the Reunite Asiarim Shares are free from any encumbrance or whatsoever. The newly issued Reunite Asiarim Shares will be subject to certain restrictions in accordance with the U.S. Securities Exchange Acts and furthermore subject to 'Rule 144' in the event that the future seller of such shares is classified as an affiliate of Asiarim.

2.10.

Upon the proper and duly issuance and delivery of the Reunite Asiarim Shares to Reunite, the Company shall immediately transfer and deliver to Asiarim (by means of Asiarim UK Limited and Asiarim (by means of Asiarim UK Limited) shall accept the transfer and delivery of the Reunite Company Shares, to be transferred and delivered by a deed of a civil notary (to be appointed by the Company). The costs of the civil notary relating to this deed shall be for the account of the Company. Reunite shall make timely available to the Company an appropriate legal opinion from its U.S. attorneys required for the execution of the aforementioned deed.

3.	Acquisition of the Brand Owner
regarding the Reunite C= Interest
3.1.

Reunite hereby sells and transfers to Asiarim (by means of Asiarim UK Limited) and Asiarim (by means of Asiarim UK Limited) hereby purchases and acquires from Reunite the economical ownership of the Reunite C=Interest.

3.2.

Reunite herewith warrants and represents to Asiarim that it has the rights and the corporate authority to sell and transfer the economical title to and the full beneficial interest in the Reunite C= Interest to Asiarim (by means of Asiarim UK Limited) in accordance with the terms and conditions of this Agreement, that there are no agreements, arrangements or options under which any person may now or at any time call for the sale or transfer of the Reunite C= Interest and that the Reunite C= Interest is free from any encumbrance or whatsoever at the date of signing this Agreement and on the date on which the Reunite C= Interest shall be legally transferred and delivered to Asiarim (by means of Asiarim UK Limited).

3.3.

The purchase price amounts to maximum one million (1,000,000) euro, which purchase price shall be paid by Asiarim to Reunite by swift wire transfer to Reunite's designated bank account at Reunite's written instruction - as follows:

(i)	An amount of five hundred thousand (500,000) euro on or before 31 October 2009 (hereinafter called: "Base Cash Amount");
(ii)

An amount as 'earn-out' of maximum five hundred thousand (500,000) euro to be calculated as twenty five percent (25%) of the actual royalty income earned by the Brand Owner from time to time, within a maximum period of two (2) years after the signing of this Agreement. Respective payments shall be executed within thirty (30) days upon the date of earning the royalty income by the Brand owner.

3.4.

The legal transfer and delivery of the Reunite C= Interest is currently subject to the common blocking arrangements as set forth in the articles of association of the Brand Owner and, as such, must be approved by Nedfield (or its Administrator). Notwithstanding the foregoing, Nedfield (being the other shareholder of the Brand Owner) is currently obliged to offer the Nedfield C= Interest to Reunite as a result of its filing for suspension of payments. In this respect Reunite herewith warrants and represents to Asiarim that it shall put its best efforts and use all of its powers that, as soon as practically possible, the Brand Owner must transfer and deliver to Asiarim (by means of Asiarim UK Limited and Asiarim (by means of Asiarim UK Limited) shall accept such transfer and delivery of the Reunite C= Interest, to be transferred and delivered by a deed of a civil notary (to be appointed by Asiarim). The costs of the civil notary relating to this deed shall be for the account of Asiarim. Reunite shall make timely available to the Brand Owner an appropriate legal opinion from its U.S. attorneys required for the execution of the aforementioned deed.

3.5.

In any event Asiarim (by means of Asiarim UK Limited) shall be entitled to any and all dividends, if any, declared by the Brand Owner from time to time with respect to the Reunite C= Interest or any other proceeds thereof with effect from the date of payment of the Base Cash Amount. Immediately upon the date of signing this Agreement, Reunite shall forward any and all correspondence received from or related to the Brand Owner to Asiarim. Asiarim (by means of Asiarim UK Limited) shall furthermore have the right to give written instructions to the legal representative(s) of Reunite to vote and how to vote in a general meeting of shareholders of the Brand Owner.

regarding the Nedfield = Interest
3.6.

Asiarim (by means of Asiarim UK Limited) desires to acquire the Nedfield C=Interest from Nedfield. Although Asiarim (by means of Asiarim UK Limited) may not be officially registered as the holder of the Reunite C= Interest at the moment that Nedfield offers its Nedfield C= Interest to the other shareholder (Reunite) of the Brand Owner, Reunite hereby warrants and represents to Asiarim that it shall put its best efforts and use all of its powers to support Asiarim in purchasing and acquiring the Nedfield C= Interest, whether directly or indirectly, from Nedfield.

3.7.

Asiarim hereby acknowledges and represents that it would be willing to pay a consideration similar to the purchase price to be paid for the Reunite C= Notwithstanding the foregoing pricing guidance, Reunite (for and on behalf of Asiarim) shall put its best efforts and use all of its powers to negotiate - in close consultation with the Board of Directors of Asiarim - the best possible terms and conditions for the acquisition of the Nedfield C= Interest by Asiarim.

3.8.

In the event that Reunite would be able to purchase and acquire the Nedfield C= Interest from Nedfield in the first place, based on the articles of incorporation of the Brand Owner, Reunite shall be obliged to immediately transfer and deliver the Nedfield C= Interest to Asiarim (by means of Asiarim UK Limited) at equal terms and conditions as applicable to such transaction by and between Reunite and Nedfield.

4.	Management teams

Any and all of the Parties shall put their best efforts and shall use all of their powers to have the corporate governance with respect to Asiarim and its (future) subsidiaries organized as follows with effect from the date of signing this Agreement:

Asiarim
4.1.

The Board of Directors of Asiarim shall consist of three (3) or five (5) individuals; Two (2) Executive Directors and one (1) or three (3) Non Executive Directors. In the event that the Board of Directors of Asiarim would consist of five (5) individuals, Van Os shall have the right to propose one (1) individual to be appointed as a Non Executive Director of Asiarim.

4.2.

Van Wijhe shall be appointed to the Board of Directors of Asiarim in the positions of 'Chairman of the Board'. Mr. Te Hwai Ho shall act as Executive Director of Asiarim, as 'Chief Financial Officer, Treasurer, Secretary and Chief Accounting Officer'. Both aforementioned directors and officers shall continue to hold their positions for the period of at least two (2) years commencing on the date of signing this Agreement, subject to their dismissal for urgent reasons.

Joint Venture
4.3.

Asiarim will act as statutary director of the Joint Venture. Mr. Paul Yap will continue to act as operational director of the Joint Venture. All other current statutory directors of the Joint Venture, if any, shall resign from their position. Mr. Yap shall continue to hold this position for the period of at least two (2) years commencing on the date of signing this Agreement, subject to the dismissal for urgent reasons.

Asiarim UK Limited
4.4.

Van Wijhe shall be appointed as the sole statutory director of Asiarim UK Limited. All other current statutory directors of Asiarim UK Limited, if any, shall resign from their position. Van Wijhe shall continue to hold this position for the period of at least two (2) years commencing on the date of signing this Agreement, subject to the dismissal for urgent reasons.

Brand Owner
4.5.

Van Wijhe shall be appointed as the sole statutory director of the Brand Owner directly after the acquisition of the C= Interest. Nedfield, the current statutory director of the Brand Owner, shall then resign from this position. Van Wijhe shall continue to hold this position for the period of at least two (2) years commencing on the date of signing this Agreement, subject to the dismissal for urgent reasons.

The Company
4.6.

Van Os shall be appointed as the sole statutory director of the Company with the title of 'Chief Operations Officer'. All other current statutory directors of the Company, if any, shall resign from their position. Van Os shall continue to hold this position for the period of at least two (2) years commencing on the date of signing this Agreement, subject to the dismissal for urgent reasons.

4.7.

The Company shall put its best efforts to adjust or rewind and settle the agreement with Mr. Christopher Wade-West, after concluding the new arrangement with Asiarim and the major manufacturing and distribution parties as mentioned in article R.

5.	Announcements and confidentiality
5.1.

No communications to the public or press releases relating to this Agreement and the transactions contemplated hereby shall be made by any Party unless such release or statement is previously agreed upon in writing by all of the Parties or is required under any applicable law or the rules and regulations of any recognized stock exchange on which the shares of (the parent company of) a Party are listed. If any applicable law or the rules and regulations of any recognized stock exchange on which the shares of (the parent company of) a Party are listed requires the issuance of any communication or press release, the Party subject to such requirement shall endeavour to consult with the other Party and take into account its comments prior to issuing any such communication or press release.

5.2.

Each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of this Agreement and any agreement entered into pursuant to this Agreement or the negotiations relating to this Agreement (and any such other agreement); and shall not prohibit disclosure or use of any information if and to the extent:

(i)	required by law or the rules and regulations of any recognized stock exchange on which the shares of any (parent company of a) Party are listed;
(ii)	the information is or becomes publicly available (other than by breach of this Agreement);
(iii)

the other Party has given prior written approval to the disclosure or use, provided that, prior to disclosure or use of any information, the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to timely contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

6.	Miscellaneous
6.1.

This Agreement constitutes the whole and only agreement between the Parties relating to the subject matters hereof and supersedes and extinguishes any prior agreement, negotiations, correspondence, undertaking and communications of the Parties, in relation to the subject matters hereof, whether oral or written between the Parties.

6.2.	This Agreement may not be amended except by an instrument in writing by all of the Parties.
6.3.

Each Party shall bear its own expense in connection with this Agreement, unless in case of a breach of its obligations by a Party, in which case such Party has the obligation to pay for all reasonable costs incurred by the others, in accordance with the clauses in this Agreement. Each Party represents to the others that no finder or broker fee related to the transactions is applicable other than those fees as mentioned in this Agreement.

6.4.

None of the Parties may assign this Agreement at any time or assign or encumber any of its rights under this Agreement to any of its group companies, unless with prior written approval of the other Parties. The approval will not be withheld if the assignment is not in conflict with the rights and obligations of the other Parties as laid down in this Agreement. Where necessary, the Parties shall cooperate with such transfer. Parties may not without prior written consent of the other Parties assign this Agreement or assign or encumber any rights under this Agreement.

6.5.

If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions that are valid and binding and the legal effect which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

6.6.

All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is sent by an internationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice.

7.	Governing law and jurisdiction
7.1.	This Agreement is governed by and shall be construed in accordance with Dutch law.
7.2.	Any dispute arising out of or in connection with this Agreement shall be submitted to the court in Almelo (The Netherlands) that has jurisdiction.

This Agreement has been entered into by and between the Parties on 1 September 2009.
For and on behalf of the Company, _______________________________	________________________________
CIC Europe Holding B.V.	CIC Europe Holding B.V.
By: Mr. Ben van Wijhe	By: Mr. Eugene van Os
Function: President & CEO	Function: Chief Operations Officer
For and on behalf of Reunite, ________________________________
Reunite Investments Inc.
By: Mr. Ben van Wijhe
Function: President & CEO
For and on behalf of Asiarim ________________________________
Asiarim Corporation
By: Mr. Te Hwai Ho
Function: President & CEO
For and on behalf of Van Wijhe, ________________________________
Mr. Ben van Wijhe (in private)
For and on behalf of Van Os, ________________________________
Mr. Eugene van Os (in private)